AMETECH, INC.
                            1813 Southeast 25th
                       Oklahoma City, Oklahoma 73129

                 Notice of Annual Meeting of Shareholders
                        To Be Held on July 18, 1996



To the Shareholders of
AMETECH, Inc.

    The Annual Meeting of the Shareholders of AMETECH, Inc. (the "Company") will take place at 10:00 a.m. on July 18, 1996, at 1813 Southeast 25th Street, Oklahoma City, Oklahoma 73129, for the purpose of considering and acting upon the following matters:

    (1)  The election of directors.

    (2)  The approval of the selection of independent auditors.

    (3) Any other business which may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on June 1, 1996 as the record date for the determination of holders of the voting common stock of the Company entitled to receive notice of, and to vote at, the annual meeting.

    To ensure the presence of a quorum at the annual meeting, please sign and promptly return the enclosed Proxy Card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.

    The Company is distributing its 1995 Annual Report to
Stockholders with the enclosed proxy soliciting material.

                               By order of the Board of Directors



                               Bill G. Baker
                               Secretary


Oklahoma City, Oklahoma

June 14, 1996

                               AMETECH, INC.
                            1813 Southeast 25th
                       Oklahoma City, Oklahoma 73129

                            PROXY STATEMENT FOR
                      ANNUAL MEETING OF SHAREHOLDERS

                         To Be Held July 18, 1996


    Solicitation. This Proxy Statement is solicited on behalf of the Board of Directors of AMETECH, Inc. (the "Company") and is hereby furnished to the shareholders of the Company to solicit their proxies for use at the Company's 1996 Annual Meeting of Shareholders to take place on July 18, 1996 ("Annual Meeting"), at 10:00 a.m. at 1813 Southeast 25th Street, Oklahoma City, Oklahoma, and any adjournment thereof. The Company may use the services of its directors, officers, and employees, which are not especially employed for this purpose and without additional compensation therefor, to solicit proxies personally or by telephone. The Company will bear all of the costs of preparing, printing, assembling, and mailing this Proxy Statement and the Proxy Card and all other costs of the solicitation of the proxies. No solicitation is to be made by specially engaged employees or other paid solicitors.

    Reimbursement of Nominees. The Company will reimburse any bank, broker-dealer, or other custodian, nominee of fiduciary for its reasonable expenses incurred in completing the mailing of proxy materials to the beneficial owners of the Company's voting common stock in connection with the Annual Meeting.

    Revocation of Proxy. Any shareholder giving his or her proxy in connection with the Annual Meeting may revoke it at any time before it is exercised at the Annual Meeting by notifying the Secretary of the Company in writing of such revocation.

    Mailing of Proxy Statement and Proxy Card.  This Proxy
Statement and the Proxy Card are being sent to shareholders of the Company on or about June 14, 1996.

    Shareholder Proposals. In order for the Company to include a shareholder proposal in the proxy materials for the Company's 1997 annual meeting of shareholders, a shareholder must deliver the proposal in writing to the Secretary of the Company no later than February 16, 1997.

           SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


    Record Date and Voting Securities. Only the record holders of shares of the voting common stock of the Company as of the close of business on June 1, 1996 ("Record Date"), will have the right to receive notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had 13,793,318 shares of its common stock (excluding 115,000 shares held in trea-sury) issued and outstanding. Each shareholder of record, as of the Record Date, will have one vote for each share of voting common stock that the shareholder owned as of the Record Date. A majority of all of the outstanding shares of voting common stock of the Company entitled to notice of, and to vote at, the Annual Meeting, represented in person or by proxy, will constitute a quorum for the meeting. Votes will be tabulated by inspectors of election appointed by the Company's Board of Directors. Abstentions and broker non-votes are not considered as votes "For" a particular matter.

    Security Ownership of Certain Beneficial Owners. The following persons or entities who, as of the Record Date, are known to the Company to be beneficial owners of more than 5% of the Company's common stock. Due to the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may beneficially own, the amounts shown below for an individual or entity may also include shares also considered beneficially owned by others.

                              Sole Voting    Shared Voting
Title    Name and Address         and            and        Percent
of             of              Investment     Investment      of
Class    Beneficial Owner         Power         Power        Class
______   ________________      __________     __________    ______
Common   Moorpark Holdings     10,367,122(2)       (2)       75.9%
         Inc.(2)
_____________

(1) Information with respect to beneficial ownership is based on information furnished by the named entity or contained in filings made with the Securities and Exchange Commission by such entity.

(2) The Schedule 13D filed by Moorpark Holdings, Inc., a Delaware corporation ("Moorpark"), shows that Moorpark owns of record and has sole voting and dispositive power of the 10,367,122 shares of Company common stock. However, the Schedule 13D further notes that Moorpark is a wholly-owned subsidiary of Continental Bank, National Association ("Continental Bank"). Continental Bank is a wholly-owned subsidiary of Bank of America of Illinois. As a result, Continental Bank and Bank of America of Illinois may be considered to share the voting and dispositive power of the 10,367,122 shares owned of record by Moorpark. The address of Moorpark, Continental Bank and Bank of America of Illinois, is 231 South LaSalle Street, Chicago, Illinois 60697.

    Security Ownership of Directors and Executive Officers. The following table sets forth the number and percentage of the out-standing shares of the Company's common stock beneficially owned by each current director and nominee, each of the current officers of the Company named in the "Summary Compensation Table" and by all directors and officers as a group as of the Record Date. Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may beneficially own, the amounts shown below for an individual or entity may include shares also considered beneficially owned by others.

                                Amount and Nature
    Name of                            of                Amount
   Individual                 Beneficial Ownership      of Class(1)
____________________          ____________________      _________
Carl B. Anderson, Jr.(2)             572,433(2)              4.2%

James E. Brown(3)                    196,815(3)              1.4%

Jay T. Edwards(4)                          0                 -

Allen G. Poppino(5)                   56,000(5)               *

Officers and directors               829,248(6)              6.0%
as a group (6 persons)

___________

(1) Percent of Class is rounded to the nearest one-tenth. Any shares which an individual has a right to acquire within sixty
    (60) days after the Record Date are considered to be outstand-ing for purposes of computing such individual's percentage of shares beneficially owned and the percentage ownership of officers and directors as a group. The symbol "*" denotes that the percentage of shares beneficially owned does not exceed one percent.

(2) Mr. Anderson's address is 1813 Southeast 25th Street, Oklahoma City, Oklahoma 73129. Mr. Anderson has sole voting and investment power over these shares, except for 1,000 shares owned by his wife with whom he shares voting and investment power.

(3) Mr. Brown's address is 3814 North Santa Fe, Oklahoma City, Oklahoma 73118. Mr. Brown shares voting and investment power over 188,815 shares owned of record by Santa Fe Investment Company, which is wholly owned by Mr. Brown. The amount shown also includes 8,000 shares held by Mr. Brown as custodian for his children.

(4) General Edwards' address is 2101 North Lincoln Boulevard, Room 311, Oklahoma City, Oklahoma 73105.

(5) Mr. Poppino's address is 9400 North Broadway, Post Office Box
    20400, Oklahoma City, Oklahoma 73156-0400. Mr. Poppino has sole voting and investment power over the shares noted as beneficially owned by him.

(6) The amount shown includes 4,000 shares of common stock that officers and directors of the Company have the right to acquire within sixty (60) days.

    Compliance with Section 16(a) of the Exchange Act. Based solely on review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to 1995, or written representations that no such reports were required to be filed with the Securities and Exchange Commission, the Company believes that during 1995 all directors and officers of the Company and beneficial owners of more than ten percent (10%) of any class of equity securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") filed Forms 3, 4, or 5, as required by Section 16(a) of the Exchange Act, except (I) Jay T. Edwards filed one late Form 3 to report his election to the Company s Board of Directors, and (ii) Mark Helm and Craig Schroeder each filed one late From 3 to report their election as officers of the Company. Neither Mr. Helm nor Mr. Schroeder are currently officers of the Company.

                          EXECUTIVE COMPENSATION

    The following table shows the aggregate cash compensation which the Company and its subsidiaries paid or accrued to the Chief Executive Officer of the Company. No executive officers of the Company received total compensation, including salary and bonus, for the last completed fiscal year in excess of $100,000. The table includes cash distributed for services rendered during 1995, plus any cash distributed during 1995 for services rendered in a prior year, plus amounts deferred at the election of the named executive officer, less any amount relating to those services previously included in the cash compensation table for a prior year.

                                      Annual Compensation
                                    __________________________
                                                       Other
                                                       Annual
                                                       Compen-
      Name and                       Salary    Bonus   sation
  Principal Position        Year       ($)      ($)      ($)
_______________________     ______    ______   _____   _______
Carl B. Anderson, Jr.       1995(1)    12,000     -     3,000(2)
Chairman of the Board,      1994(1)    12,000     -        -
Chief Financial Officer,    1993(1)    13,330     -        -
and President

Mark Helm, President(2)      1995      30,750(2)   -        -

Long-term
Compen-
sation
Awards
_______        All Other
Stock        Compensation
Options           ($)
________     ____________

   -               -
   -               -
   -               -
   -               -
___________

(1) The amount shown represents the compensation paid to Mr. Anderson in his capacity as Chairman of the Board. The Company does not compensate Mr. Anderson for his services as CEO and President. In October, 1995, Mr. Anderson assumed the position of President of the Company upon the resignation of Mark Helm. See footnote (3) below.

(2) Beginning July, 1995, Mr. Anderson received a monthly automotive allowance of $500.00.

(3) Mr. Helm served as President of the Company from April 1995, until his resignation in October 1995. During his tenure, Mr. Helm performed certain of the same functions as a chief executive officer and, therefore, is included in the Summary Compensation Table.

    401-K. The Company has adopted an Employee Savings Plan ("401-K Plan") for employees of the Company and its subsidiaries, with certain exceptions. The 401-K Plan provides for employee contribution, and further provides the Company may, in the Company's sole discretion, contribute to the 401-K Plan matching contributions in an amount determined by the Company. Under the 401-K Plan the Company may choose not to make matching contribu-tions. For an employee to be eligible to participate under the 401-K Plan, the employee must complete six months of service, attain the age of 21 years and enter into a written salary reduction agreement with the Company. An employee may not contribute more than 15% of his annual compensation into the 401-K Plan. If the Company, in its sole discretion, decides to make any matching contribution in a particular year, such match will be allocated only to employee participants who make a salary reduction contribution to the 401-K Plan of at least 5% of their compensation during the plan year based on a formula set forth in the 401-K Plan. The employee participants' contributions to the 401-K Plan are 100% vested when made, and any match made by the Company becomes 100% vested when allocated. The employee participant may, at his election, allocate his contribution and the contributions of the Company among one or more of four (4) investment alternatives, including the Company common stock. The Company did not make any matching contributions to the 401-K Plan during 1995.

    Compensation Pursuant to Stock Option Plans. The Company has adopted an incentive stock option plan (the "Plan") in order to attract, retain and motivate, and to encourage stock ownership by key employees and officers of the Company and its subsidiaries. A Stock Option Committee of the Board of Directors administers the Plan and selects the officers and employees to whom options may be granted and determines the number of shares to be covered by each. (See "Committees and Meetings of the Board of Directors.") None of the executive officers of the Company named in the above Summary Compensation Table were granted options in 1995.

    The total number of shares of Company common stock for which options may be granted under the Plan shall be 400,000 shares, less the number of shares subject to options outstanding as of October 3, 1989, and granted on or after June 12, 1980, and prior to October 3, 1989, under the stock option plan then in effect. In the event that options granted under the Plan, or options outstanding on October 3, 1989, under the predecessor to the Plan, shall lapse without being exercised in whole or in part, other options may be granted covering the shares not purchased under such lapsed options. The aggregate fair market value of shares as of the date of the grant with respect to which options are exercisable for the first time may not exceed $100,000. The exercise price of each option granted under the Plan may not be less than 100% of the fair market value of the common stock on the date of the grant (110% in the case of options granted to employees owning more than 10% of common stock of the Company). Each option granted under the Plan will not be exercisable more than 5 years from the date the option is granted.

    The Plan provides that if there is a change in control (as defined in the Plan) of the Company, all options granted under the Plan that are outstanding as of such change in control shall immediately become exercisable in full.

    In addition, the Company has adopted a stock option plan for non-employee directors of the Company ("Non-Employee Director Plan"). Under the Non-Employee Director Plan the Company may grant options to non-employee directors of the Company to purchase up to 100,000 shares of the Company's common stock. The maximum aggregate number of shares of Company common stock which may be subject to options granted under the Non-Employee Director Plan to any one non-employee director may not exceed 20,000 shares. Any option granted under the Non-Employee Director Plan may not exceed a term of five (5) years and the exercise price of such option may not be less than the fair market value of the Company's common stock on the date of the grant. Under the Non-Employee Director Plan, the Stock Option Committee of the Board of Directors supervises the administration of such plan and determines the number of shares to be subject to each option granted under the Non-Employee Director Plan. No options were granted under the Non-Employee Director Plan in 1995.

                     REPORT OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION

General

    As the Company has no formal Compensation Committee, the functions of the Compensation Committee are performed by the entire Board of Directors (the "Board"). The Board periodically reviews and approves salaries, bonuses, stock options and employee benefit plans for officers and key employees based on the criteria and policies discussed below.


Compensation Policies

    The principle objective of the Board's compensation policy is to establish a compensation program which aligns executive compensation with the Company's business strategies and financial performance. In keeping with this objective, the Board seeks to:

     (1) Attract and retain qualified executives, in a highly competitive environment, who will play a significant role in the achievement of the Company's goals.

     (2) Reward executives for strategic management and the long-term enhancement of shareholder value.

     (3) Create a performance-oriented environment that rewards performance with respect to the financial and operational goals of the Company.

    There is no specific formula pursuant to which any executive officer's compensation is adjusted or incentive awards are made. The Board reviews an executive officer's performance in such areas as quality and quantity of work, job and professional knowledge, decision making and business judgment, initiative, analytical skills, communication skills, interpersonal skills, organizational skills, commercial skills, profit and loss sensitivity, creativity and leadership.

    Executive compensation consists of both cash and equity-based compensation. Cash compensation is comprised of base salary and bonus. Base salary is determined with reference to industry norms. Bonus compensation is closely tied to the Company's success in achieving significant financial and non-financial performance goals and an executive's success in attaining personal operational performance goals. Equity-based compensation is comprised of stock option grants. In establishing equity based compensation, the Company places particular emphasis on the achievement of the Company's long-term performance goals. The Board believes that equity based compensation closely aligns the economic interest of the Company's officers with the economic interests of the Company's shareholders by assuring that the Company's officers have a meaningful stake in the Company.

Chief Executive Officer

    Carl B. Anderson, Jr. was not compensated by the Company for his services as President and Chief Executive Officer in 1993, 1994 and 1995. The compensation paid to Mr. Anderson in 1993, 1994 and 1995 was paid to him in his capacity as Chairman of the Board for which he was paid $1,000 per month during 1995. Beginning July 1995, Mr. Anderson received a monthly automobile allowance of $500.00.

    In April, 1995, the Company employed Mark Helm as President of the Company at an annual salary of $72,000. Until Mr. Helm's resignation in October, 1995, he performed certain of the same functions as a chief executive officer. The Board set Mr. Helm's base salary at what the Board believed was normal in the industry the Company serves based on the revenues and profitability of the Company.

    The Board periodically reviews the President's and other executive officers' salaries. In determining an appropriate salary adjustment, consideration is given to like positions within companies of the same size and industry, the Company's earnings and various other criteria as mentioned earlier. The Company considers these factors in light of the Company's overall performance as measured by total shareholder return, adherence to the Company's strategic plan, the development of sound management practices, and the retention and succession of skilled personnel.

    The executive officers are eligible for annual bonus awards to reward individual performance in meeting earnings objectives. The award pool for all eligible employees is based on 6% of pre-tax earnings. Although there is no specific formula for allocating the award pool among eligible employees, consideration is given to among other things, level of responsibility, length of service and the contribution of individual employees in meeting the Company's objectives.

    Due to the Company not meeting its earnings objectives in 1995, no bonuses were awarded to executive officers.

    In recent years the Company has granted options to certain executive officers. There is no specific plan to determine the number of options granted or to the timing of granting of such options; however certain criteria are taken into account such as length of service, level of responsibility, and the achievement of the Company's earnings objectives. No options were granted to executive officers of the Company in 1994 or 1995.

    Mr. Anderson owns 571,433 shares of the Company's common stock. The Board feels that Mr. Anderson has adequate incentives through his stock ownership to increase shareholder value.

    In setting executive officers' compensation in the future, the Board will continue to focus not only on total shareholder value, but also on specific Company goals to advance the overall financial success of the Company, such as earnings growth and operational objectives which are expected to enhance shareholder value.

               Members of the Board of Directors:

                   Carl B. Anderson, Jr.
                   James E. Brown
                   Jay T. Edwards
                   Allen G. Poppino

                        Performance Graph

    Due to the constraints of the EDGAR system, the performance graph has been omitted. The following table has been provided to take its place in the EDGAR filing. The following table compares the yearly percentage change in the cumulative total shareholder return (assuming reinvestment of dividends, if any) among AMETECH, Inc., the NASDAQ Stock Market Index ("NASDAQ Index"), and NASDAQ Trucking and Transportation Index (which is comprised of all trucking and transportation corporations listed on the NASDAQ). On February 24, 1994, the Company's common stock began trading on the OTC - Bulletin Board and discontinued its listing on the NASDAQ Small-Cap Market. The Company, however, believes that the NASDAQ Index provides a useful comparison to a broad based equity index.

               COMPARISON OF FIVE-YEAR CUMULATIVE RETURN(1)


                             1990  1991  1992  1993  1994  1995
                             ____  ____  ____  ____  ____  ____
           AMETECH, INC.     100   357   271    86    57    43
           PEER GROUP        100   145   178   216   196   223
           NASDAQ            100   161   187   215   210   296

_____________

(1) This table assumes $100 invested on January 1, 1991, in
    AMETECH, Inc. common stock, the NASDAQ Index, and the NASDAQ
    Trucking and Transportation Index. The historical shareholder return shown above may not be indicative of future performance.

                           ELECTION OF DIRECTORS

    The Certificate of Incorporation of the Company provides that the number of directors shall be as set forth in the Bylaws, and the Bylaws provide for no less than four (4) nor more than nine (9) directors. Pursuant to the Company's Bylaws, the Board of Directors has set the number of directors at four (4) for the 1996 Annual Meeting. The proxies cannot be voted for a greater number of persons than the number of nominees named herein. Each of the following nominees is presently serving as a director of the Company. There are no family relationships among any of the nominees. Upon election, the term of office will be for one (1) year or until their respective successors are duly elected and qualified.

    The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of Directors.

    Should any of the nominees become unable or unwilling to accept the election or to serve as a director, an event which the Board of Directors does not anticipate, the person or persons named in the enclosed proxy will vote for the election of such person or persons as the Board of Directors may recommend.


    The following table sets forth each nominee, his name, age, and position held with the Company and certain biographical information:

       Name                  Age               Position
____________________         ___       _____________________________
Carl B. Anderson, Jr.(1)     74        President and Chief Executive
                                       Officer of the Company

James E. Brown(2)            44        Director

Jay T. Edwards(3)            64        Director

Allen G. Poppino(4)          70        Director
_____________________

(1) Mr. Anderson, Jr. has served as Chairman of the Board and Chief Executive Officer of the Company since January, 1991. Mr. Anderson served as Chairman and Chief Executive Officer of American Environmental Technologies, Inc. ("AET") before the merger, on January 9, 1991, of AET with and into the Company. From 1965 until his retirement in 1995, Mr. Anderson also served as Chairman and Chief Executive Officer of AnSon Gas Corp. ("AnSon Gas"), an oil and gas developer. Mr. Anderson is continuing to serve as Chairman of the Board of AnSon Gas. Mr. Anderson is a graduate of the United States Military Academy.

(2) Mr. Brown served as director of the Company from 1986 to August, 1990, whereupon he resigned to avoid a conflict of interest relative to the merger of AET with and into the Company. He was reelected to the Board in January, 1991, upon consummation of the merger. Mr. Brown is currently the Vice President of Finance for AnSon Gas Corporation where he has been employed since 1982. Mr. Brown is a certified public accountant and a graduate of the University of Oklahoma.

(3) In November 1993, General Edwards became the General Administrator of the Oklahoma Corporation Commission. Prior to taking this position, he was a senior management consultant for Tennessee Associates, specializing in total quality management programs from April 1991 to November 1993. From January 1986 to April 1991, he served as President of CMI Corporation, a publicly held manufacturer of road construction equipment. Prior to January 1986, General Edwards served as Executive Director of the University of Oklahoma Energy Center and as Commander of the United States Air Force Air Logistics Center in Oklahoma City. He is a retired Air Force Major General. General Edwards is a graduate of the United States Military Academy and has masters degrees from Texas A & M University and George Washington University. General Edwards has served on the Board of Directors of the Company since February, 1995.

(4) Mr. Poppino currently is a consultant to The Benham Group and is President and Chief Executive Officer of Poppino, Inc.
    Mr. Poppino was formerly Vice Chairman of the Board of Directors of the Benham Companies, where he was employed (including its predecessors) from 1951 to 1990. Mr. Poppino is a graduate of Oklahoma State University. Mr. Poppino has served as a director of the Company since 1991.

    The Board of Directors recommends a vote "for" the election of the four nominees as members of the Board of Directors of the Company.

    Committees and Meetings of the Board of Directors. The Board of Directors of the Company held four (4) meetings during 1995. All directors attended more than 75% of the meetings of the Board of Directors and committees upon which they served during 1995.

    The Audit Committee of the Board of Directors was comprised of Messrs. Brown and Poppino. The Audit Committee held one meeting in 1995. The Audit Committee's functions include: recommending a public accounting firm for appointment by the Board of Directors for purposes of conducting the annual audit of the Company; reviewing the recommendations of the auditors regarding internal controls and procedures; reviewing from time to time the Company's general policies and procedures with respect to auditing, accounting and the application of financial resources; reviewing all other matters and making inquiries and investigations as are specially referred to it by the Board of Directors; and making recommendations to the Board as the Audit Committee may deem appropriate. The Company does not have a standing Nominating or Compensation Committee.

    The Company has established a Stock Option Committee which is currently composed of the entire membership of the Board of Directors ("Stock Option Committee"). The Stock Option Committee administers the Company's Incentive Stock Option Plan and Non-Employee Director Plan. The Committee selects the non-employee directors, officers and employees of the Company to whom options may be granted and determines the number of shares to be covered by each option.

    Compensation Committee Interlocks and Insider Participation.
The compensation of all officers of the Company is set by the Board of Directors. As noted, Carl B. Anderson, Jr. is both a director and an officer of the Company.

    Certain Relationships and Related Transactions.

    In the Company's ordinary course of business, the Company purchased 20 roll-off boxes in 1995 at an aggregate purchase price of $120,844 from 5-Star Fabrication, Inc. ("5-Star"). In addition, the Company utilizes the services of 5-Star in the repair of the Company's roll-off boxes. Carl B. Anderson, Jr., President and Chief Executive Officer of the Company, is the owner of approximately 50% of 5-Star. The Company believes that its transactions with 5-Star are on a basis which is favorable to the Company.

    In February 1996, Carl Anderson, Jr. loaned the Company $195,000 bearing interest at 10% per annum. The loan is payable upon demand and the interest is payable monthly. The loan was for the Company's working capital purposes and is unsecured. As of May 31, 1996, the outstanding balance on the loan was $186,000.

    The Company and Carl B. Anderson, Jr. have agreed that
Mr. Anderson will purchase from Environmental Transportation Services, Inc. ("ETS"), a wholly owned subsidiary of the Company, four (4) tractors at a price of $107,000, which price was set by the equipment lender to the Company. Mr. Anderson will lease three
(3) of these tractors to ETS on a month-to-month basis at rental equal to 75% of the revenues generated by each such tractor.
Mr. Anderson has advised the Company that the fourth tractor is to be sold by Mr. Anderson to Mr. Bill Baker, Vice President and Secretary of the Company, and Mr. Baker has agreed to lease this tractor to ETS on the same terms that Mr. Anderson will lease the three tractors to ETS as described above. The above transctions are subject to finalization of definitive agreements, approval by the Board of Directors of the Company and approval by the Company's lender. In addition, ETS is leasing from Excel Leasing Company two
(2) roll-off trailers and one (1) roll-off box for a term of 12 months, with an option to renew for an additional 12 month period, at a rental of $3,300 per month. Mr. Anderson is the owner of Excel Leasing Company. The Company believes that these transactions are on terms favorable to the Company.

    In March, 1996, ETS, began leasing from Sullivan's Trucking, Inc. ("Sullivan") pursuant to two operatiing leases a certain number of hazardous waste tractors and trailers to transport waste and a certain number of roll-off boxes. In connection with such leases, ETS is to pay lease payments to Sullivan of approximately $35,000 per month for such tractors, trailers and roll-off boxes. The term of one lease is for a period of two (2) years and the term of the other lease is for a period of four (4) years. One lease contains an option to purchase the equipment covered by such lease at the fair market value at the time such option is exercised.

    The Company has also reached an agreement in principal to acquire from Sullivan its customer list, good will, inventory, and certain other assets relating to Sullivan's hazardous waste transportation business. The parties tentatively agreed that the Company will pay Sullivan approximately 1.4 million shares of the Company's common stock for the purchase of such assets, which, when consummated, will cause Sullivan to own of record and beneficially more than 5% of the Company's voting securities. In addition, the Company and Sullivan are in the process of negotiating a lease in which ETS would lease from Sullivan its transportation terminal in Ponca City, Oklahoma, for a term of approximately four (4) years at a rental of $3,800 per month. The asset purchase and the rental of the terminal are subject to execution of definitive agreements.
The Company and Sullivan are in the process of attempting to finalize definitive agreements relating to these transactions.

                        COMPANY AUDITORS

    The Board of Directors, based on the recommendation of the Company's Audit Committee, has reappointed the firm of Grant
Thornton as the Company's auditors for the year ending December 31, 1996, subject to the approval and ratification of the shareholders.

    Grant Thornton is the accounting firm which examined and reported on the Company's financial statements for each of the years ended December 31, 1993, 1994 and 1995. It is expected that representatives of the firm will be present at the Annual Meeting and will have the opportunity to make any statements they desire and to answer questions directed to them.

    The Board of Directors recommends a vote "for" the appointment of Grant Thornton.

                          OTHER MATTERS

    The Company shall provide upon written request, without charge, to each person solicited pursuant to this Proxy Statement, a copy of the Company's 1995 Annual Report on Form 10-K, including the financial statements and the financial statement schedules. Such request should be directed to Bill G. Baker, Secretary, 1813 Southeast 25th Street, Oklahoma City, Oklahoma 73129.

    The Board of Directors knows of no other matters which may come before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is intended that all proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

Date:  June 14, 1996.        By order of the Board of Directors



                             Bill G. Baker
                             Secretary





























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